AGREEMENT AND PLAN OF MERGER

by and among

SCHUFF STEEL COMPANY
(a Delaware corporation)

SCHUFF INTERNATIONAL, INC.
(a Delaware corporation)

and

SCHUFF MERGER COMPANY
(a Delaware corporation)

Dated as of June 29, 2001

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2001, by and among SCHUFF STEEL COMPANY, a Delaware corporation (“Schuff Steel”), SCHUFF INTERNATIONAL, INC., a Delaware corporation and a wholly-owned subsidiary of Schuff Steel (“Schuff International”), and SCHUFF MERGER COMPANY, a Delaware corporation and a wholly-owned subsidiary of Schuff International (“Schuff Merger”).

     This Agreement provides for the merger of Schuff Merger with and into Schuff Steel (the “Merger”), which will be the surviving corporation, in accordance with Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and conditions set forth herein and in accordance with the applicable provisions of the DGCL. The purpose of the Merger is to implement a holding company organizational structure under which Schuff International would be the holding company for Schuff Steel operating subsidiaries and Schuff Steel would become a direct wholly-owned subsidiary of Schuff International.

     The respective Boards of Directors of Schuff Steel, Schuff International, and Schuff Merger have approved the Merger upon the terms and subject to the conditions set forth herein.

     Accordingly, in consideration of the mutual promises and agreements set forth herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

1.     The Merger.

     1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), and subject to the terms and conditions of this Agreement and the DGCL, Schuff Merger shall be merged with and into Schuff Steel in the Merger, the separate corporate existence of Schuff Merger shall thereupon cease, and Schuff Steel shall be the surviving corporation in the Merger (the “Surviving Corporation”).

     1.2 Surviving Corporation. At the Effective Time, Schuff Steel shall continue its corporate existence under the laws of the State of Delaware and shall thereupon and thereafter possess all rights, privileges, powers and franchises and all property of Schuff Merger and shall be subject to all debts, liabilities and duties of Schuff Merger, all as provided under the DGCL.

     1.3 Effective Time of the Merger. The Merger shall become effective and be consummated at 5:00 p.m., local time, on June 29, 2001 (the “Effective Time”), provided that the Surviving Corporation shall have caused to be filed prior to the Effective Time a certified copy of this Agreement with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL, as set forth in Section 3.4 hereof.

     1.4 Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Schuff Steel, as amended and in effect immediately prior to the Effective Time, shall be amended as set forth below and as so amended shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein and under the DGCL.

(a)	Article FIVE shall be amended to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred (100) shares of Common Stock, par value $.001 per share. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.”

(b)	Article SIXTEEN shall be added and will read as follows:

“Any act or transaction by or involving the Corporation that requires for its adoption under the Delaware General Corporation Law or under this Certificate of Incorporation the approval of the Corporation’s stockholders shall, pursuant to Section 251(g) of the Delaware General Corporation Law, require, in addition, the approval of the stockholders of the Corporation’s holding company, Schuff International, Inc., or any successor by merger, by the same vote as is required by the Delaware General Corporation Law and/or by the Certificate of Incorporation of the Corporation.”

     1.5 By-Laws of the Surviving Corporation. The By-Laws of Schuff Steel, as in effect immediately prior to the Effective Time, shall thereafter continue in full force and effect as the By-Laws of the Surviving Corporation until thereafter amended or repealed as provided therein and under the DGCL.

     1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors and officers of the Surviving Corporation shall be those persons listed on Exhibit A attached hereto, in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of the Surviving Corporation.

2.     Conversion of Securities and Assumption of Certain Obligations.

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Schuff Steel, Schuff International, Schuff Merger or the holders of any securities of the foregoing corporations:

     2.1.1 Common Stock of Schuff Merger. Each share of common stock, par value $.001 per share, of Schuff Merger issued and outstanding immediately prior to the Effective Time, including each share that is owned by Schuff Steel or its subsidiaries, shall be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation.

     2.1.2 Common Stock of Schuff Steel. Each share of common stock, par value $.001 per share, of Schuff Steel (“Schuff Steel Common Stock”) issued and outstanding or held in its treasury immediately prior to the Effective Time shall be converted into one share of common stock, par value $.001 per share, of Schuff International (“Schuff International Common Stock”), and shall have the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the Schuff Steel Common Stock being converted. Each certificate representing shares of Schuff Steel Common Stock immediately prior to the Effective Time shall be deemed without the need for any exchange or transfer to represent the same number of shares of Schuff International Common Stock.

     2.1.3 Common Stock of Schuff International. Each share of Schuff International Common Stock owned by Schuff Steel immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Schuff Steel, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     2.1.4 Schuff Steel Stock Options and Other Plans. Schuff International shall assume and continue all the rights and obligations of Schuff Steel under the 1997 Stock Option, the 1998 Director Compensation Plan, and the 1999 Employee Stock Purchase Plan and all other stock option and employee benefit plans and agreements of Schuff Steel (collectively, the “Plans”). The outstanding options and other awards assumed by Schuff International shall be exercisable upon the same terms and conditions as under the Plans immediately prior to the Effective Time, except that, upon the exercise of each such option or award, shares of Schuff International Common Stock shall be issuable in lieu of each share of Schuff Steel Common Stock issuable upon the exercise thereof immediately prior to the Effective Time.

     2.1.5 It is the intent of the parties hereto that Schuff International, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings under the Securities Act of 1933, as amended.

2.2 Retention of Certificates. Each outstanding certificate that prior to the Effective Time represented shares of Schuff Steel Common Stock shall be deemed, for all corporate purposes, to evidence ownership of the number of shares of Schuff International Common Stock into which such shares of Schuff Steel Common Stock have been converted pursuant to Section 2.1.2 hereof.

2.3 Schuff Steel Stock Transfer Books. At the Effective Time, the stock transfer books for the shares of Schuff Steel Common Stock which will be converted to Schuff

International Common Stock pursuant to Section 2.1 hereof shall be deemed closed, and no transfer of such shares shall thereafter be made or consummated.

2.4 Other Agreements. At the Effective Time, Schuff International shall assume any obligation of Schuff Steel to deliver or make available shares of Schuff Steel Common Stock under any agreement or employee benefits plan not referred to in this Section 2 to which Schuff Steel or any of its subsidiaries is a party. Any reference to Schuff Steel Common Stock under any such agreement or employee benefit plan shall be deemed to be a reference to Schuff International Common Stock and one share of Schuff International Common Stock shall be issuable in lieu of each share of Schuff Steel Common Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

2.5 Assumption and Guaranty of Schuff Steel Debt and Other Obligations.

     2.5.1 Schuff Steel Public Debt. At the Effective Time, Schuff International shall be deemed to have assumed the obligations of Schuff Steel in respect of the following outstanding publicly-held debt: Schuff Steel 10 1/2% Senior Notes due 2008.

     2.5.2 Revolving Credit Facility. Schuff Steel is a borrower under a Credit Agreement, dated as of June 30, 1998, as modified on March 10, 1999, March 28, 2000 and August 21, 2000, by and among Schuff Steel and Wells Fargo Bank, NA (the “Credit Agreement”). At the Effective Time, Schuff Steel assigns the rights and Schuff International assumes the obligations of Schuff Steel under the Credit Agreement.

     2.5.3 Additional Covenants. Schuff Steel and Schuff International will execute and deliver such supplemental indentures and trust deeds and other documents or certificates as the officers of Schuff Steel and Scuff International deem appropriate or necessary to comply with the terms of the indebtedness or other obligations assumed or guaranteed under this Section 2.5.

3.     Compliance with Section 251(g) of the DGCL. Prior to the Effective time, the parties hereto will take all steps necessary to comply with Section 251(g) of the DGCL, including without limitation, the following:

     3.1 Certificate of Incorporation and By-Laws of Schuff International. At the Effective Time, the Certificate of Incorporation and By-Laws of Schuff International shall be in the form of the Certificate of Incorporation and By-Laws of Schuff Steel as in effect immediately prior to the Effective Time.

     3.2 Directors and Officers of Schuff International. At the Effective Time, the directors and officers of Schuff Steel immediately prior to the Effective Time shall be the directors and officers of Schuff International, in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of Schuff International.

     3.3 Listing of Schuff International Common Stock. The Schuff International Common Stock to be issued and initially reserved for issuance pursuant to the transactions contemplated herein shall have been approved for listing, upon official notice of issuance, by the American Stock Exchange.

     3.4 Filings. Prior to the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Delaware Secretary of State. Prior to the Effective Time, to the extent necessary to effectuate the amendments to the certificates of incorporation of the Surviving Corporation and Schuff International contemplated by this Agreement, each of the Surviving Corporation and Schuff International shall cause to be filed with the Delaware Secretary of State such certificates or documents required to give effect thereto.

4.     Miscellaneous.

     4.1 Amendment. At any time prior to the Effective Time, to the extent permitted by the DGCL, the parties hereto may amend, modify or supplement any provisions of this Agreement by written agreement.

     4.2 Termination. This Agreement may be terminated and the Merger abandoned by the Board of Directors or duly authorized committees thereof of Schuff Steel at any time prior to the filing of the certified copy of this Agreement with the Delaware Secretary of State.

     4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

     4.4 Headings. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

     4.5 Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

[SIGNATURE ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Schuff Steel, Schuff International and Schuff Merger, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

SCHUFF STEEL COMPANY

By: Michael R. Hill Title: Vice President, Chief Financial Officer, Treasurer and Secretary

SCHUFF INTERNATIONAL, INC.

By: Michael R. Hill Title: Vice President, Chief Financial Officer, Treasurer and Secretary

SCHUFF MERGER COMPANY

By: Michael R. Hill Title: President, Treasurer and Secretary

Certifications of Agreement and Plan of Merger:

I, Michael R. Hill, Secretary of Schuff Steel Company, a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary of said corporation, that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of said corporation by an authorized officer of Schuff Steel Company, a corporation of the State of Delaware, was duly adopted pursuant to Section 251 of the DGCL and that the conditions specified in the first sentence of subsection (g) of said Section have been satisfied.

     WITNESS my hand on behalf of said Schuff Steel Company on this 29th day of June, 2001.

By: Michael R. Hill, Secretary

I, Michael R. Hill, Secretary of Schuff International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary of said corporation, that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of said corporation by an authorized officer of Schuff International, Inc., a corporation of the State of Delaware, was duly adopted pursuant to Section 251 of the DGCL and that the conditions specified in the first sentence of subsection (g) of said Section have been satisfied.

     WITNESS my hand on behalf of said Schuff International, Inc. on this 29th day of June, 2001.

By: Michael R. Hill, Secretary

I, Michael R. Hill, Secretary of Schuff Merger Company, a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary of said corporation, that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of said corporation by an authorized officer of Schuff Merger Company, a corporation of the State of Delaware, was duly adopted pursuant to Section 251 of the DGCL and that the conditions specified in the first sentence of subsection (g) of said Section have been satisfied.

     WITNESS my hand on behalf of said Schuff Merger Company on this 29th day of June, 2001.

By: Michael R. Hill, Secretary

EXHIBIT A

DIRECTORS AND OFFICERS OF SCHUFF STEEL COMPANY (POST-MERGER)

David A. Schuff	Director

Scott A. Schuff	Director; Chief Executive Officer

C. Gene Tague	Director; President

Michael R. Hill	Vice President; Chief Financial Officer; Secretary and Treasurer

Scott Sherman	Vice President and General Counsel